Exhibit 99.2

Certain Remarks of Rebecca J. Weber

Urologix, Inc. Teleconference

April 27, 2010

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The decrease in our cash utilization when compared to the third quarter of fiscal year 2009 is due to an improvement in our gross margin of 5 percentage points, as well as a $283,000 decrease in our operating expenses. The increase in our cash utilization from the prior quarter is a result of lower sales as well as an increase in our days sales outstanding. Our days sales outstanding at the end of the third quarter were 46 days, up 6 days when compared to 40 days for the quarter ended December 31, 2009. Our days sales outstanding is usually lower at the end of the second quarter of our fiscal year as many customers pay down their outstanding accounts receivable balance prior to the end of the calendar year for tax purposes.

Certain Remarks of Stryker Warren, Jr.

Urologix, Inc. Teleconference

April 27, 2010

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There were two main trends that affected the performance of this quarter. The first is a general decrease in volume for many of our accounts, which contributed the majority of the sequential decline. The second is the return of some customers to a competitor who reentered the market at the end of our second fiscal quarter.

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The third quarter of our fiscal year is a time when we have historically experienced some sequential declines in the past. However, discussions I had personally in the field with urologists dramatized their beliefs that the effects of the economy on their patient population is exacerbating what is the typically slow start to any calendar year due to the reset of Medicare and commercial insurance deductibles. This slow down was reportedly not isolated to BPH, but it was across all the disease states these urologists diagnose and treat. Winter weather in certain parts of the country also resulted in higher cancellation and no-show rates, particularly with our Urologix Mobile Service.

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These seasonal events were not the sole contributors affecting customer utilization. The majority of patients treated with Cooled ThermoTherapy are in the Medicare population. We heard of multiple reports from the field where confusion around the potential for global Medicare cuts driven by the Sustainable Growth Rate Formula caused temporary disruptions in physician practice patterns among some urologists as they feared reimbursement cuts.

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We also felt the impact this quarter from a competitor returning to the market. Over the last two quarters we had capitalized on the opportunity provided by their market withdrawal to service many of their accounts during that period of time. Our efforts were focused on exposing many of their customers, both direct and third party mobile customers, to the effectiveness and quality of Urologix’ product offering. We are pleased that the majority of these customers have recognized the value provided and have continued to choose Urologix—a decision based largely upon efficacy, albeit I believe our staff are superior and contribute toward product loyalty and switching costs. Some did return to the competitor for various reasons, one of which was price. The impact of those returning was felt in the third quarter, but we continue to target this competitor in those accounts with an emphasis on the clinical results they will observe with the patients they treated with Urologix’ high energy, Cooled ThermoTherapy during this period.

From the question-and-answer portion of the teleconference:

Q [Ernie Andberg]: Rebecca [Weber], you made a comment about the gross margins being down sequentially from Q2 to Q3 due to an inventory adjustment. Does that relate to production levels or was there an actual charge in the quarter for inventory?

A [Rebecca Weber]: What that relates to is we did write down the value of some old replacement parts for some of our control units – that is the adjustment I was referring to.

Q: Was that the difference between the two quarters, about 200 basis points of gross margin?

A: That’s the majority of the difference.